Exhibit 12.1

Attorneys at Law

1180 Avenue of the Americas | 8th Floor

New York, New York 10036

Dial: 212.335.0466

Fax: 917.688.4092

info@foleyshechter.com

www.foleyshechter.com

May 27, 2022

LaneAxis, Inc.

520 Newport Center Drive, Suite 670

Newport Beach, CA 92660

Re: Offering Statement on Form 1-A (File No. 024-11871)

Ladies and Gentlemen:

We have examined the Offering Statement on Form 1-A (the “Offering Statement”) of LaneAxis, Inc., a Delaware corporation (the “Company”), filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Regulation A of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the proposed issuance and sale by the Company of up to 9,462,320 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), at a price of $2.10.

In connection with this opinion letter, we have examined the Offering Statement, the Preliminary Offering Circular included in the Offering Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy.

In our examination of the foregoing documents, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares being offered and sold pursuant to the Offering Statement are duly authorized and will be, when issued in the manner described in the Offering Statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Offering Statement or any portion thereof.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions and reported judicial decisions interpreting the foregoing).

We consent to the filing of this opinion as an exhibit to the Offering Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Offering Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Foley Shechter Ablovatskiy LLP